EXHIBIT 23(c)



          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 33-83976 of Texas Utilities Electric Company (the "Company") on Form S-3 of our report dated March 12, 1997, which report includes an explanatory paragraph concerning the Company's change during 1995 in its method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and to the reference to us under the heading "Experts and Legality" in the Prospectus which is part of this Registration Statement.


          /s/ Deloitte & Touche LLP


          Dallas, Texas
          June 30, 1997